EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I
(Form Type)

Peachtree Alternative Strategies Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	$23,990,142.94	$153.10	$3672.89
Fees Previously Paid	-		-
Total Transaction Valuation
Total Fees Due for Filing	$23,990,142.94		$3672.89
Total Fees Previously Paid			-
Total Fee Offsets			-
Net Fee Due			$3672.89

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Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		SC TO-I	005-89754	April 16, 2025		$0.00
Fee Offset Sources					April 16, 2025		$0.00

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